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                                  NEWS RELEASE
                                                                    Exhibit 99.1
FOR IMMEDIATE RELEASE

For Further Information Contact:
Ray Christie
Phone: (510) 668-2200 or
Email: rchristi@thermawave.com

    Therma-Wave, Inc. Completes Acquisition of Sensys Instruments Corporation

Fremont, California- January 17, 2002 - Therma-Wave, Inc., (Nasdaq: TWAV), a worldwide leader in the development, manufacture and sale of process control metrology systems used in the manufacture of semiconductors, today announced the completion of its acquisition of Sensys Instruments Corporation.

Under the terms of the agreement, Therma-Wave, Inc. will exchange 4,470,514 shares of common stock for shares of Sensys Instruments Corporation, plus assume Sensys warrants for an additional 329,486 Therma-Wave shares. There was no cash paid as consideration in the acquisition. As a result of the acquisition Sensys has become a wholly owned subsidiary of Therma-Wave, focusing primarily on the emerging market for integrated metrology.

About Therma-Wave, Inc.

Since 1982, Therma-Wave, Inc. has been revolutionizing process control metrology systems through innovative, proprietary products and technologies. The company is a worldwide leader in the development, manufacture, marketing and service of process control metrology systems used in the manufacture of semiconductors. Therma-Wave currently offers leading-edge products to the semiconductor manufacturing industry for the measurement of transparent, semi-transparent, and opaque thin films, for the monitoring of ion implantation, and for the integration of metrology into semiconductor processing systems. For further information about Therma-Wave, Inc., access our web site at www.thermawave.com.

About Sensys Instruments Corporation

Sensys was founded in 1996 to develop and market products that provide advanced process control solutions to the semiconductor manufacturing industry. These products are aimed at improving the productivity of process equipment in semiconductor fabs. Sensys currently offers an advanced, high speed optical metrology system which can be adapted for multiple applications including CMP, CVD, Etch and Lithography.